Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Nancy Shipp, (Investors) 206.388.3136
bluenileir@bluenile.com
John Baird, (Media) 206.336.6755
johnb@bluenile.com
Blue Nile Announces Third Quarter 2006 Financial Results
Blue Nile Reports Q3 Net Sales of $53.2 Million, up 26.8% from Prior Year
Achieves Q3 Earnings Per Diluted Share of $0.11
Trailing Twelve Months’ Non-GAAP Free Cash Flow of $28.3 Million Increases 22.7% Year Over Year
Raises 2006 Financial Guidance
SEATTLE, October 30, 2006 – Blue Nile, Inc. (Nasdaq: NILE) reported financial results for its third quarter ended October 1, 2006.
Blue Nile reported net sales of $53.2 million in the third quarter of 2006, compared to net sales of $42.0 million in the third quarter of 2005, an increase of 26.8%. Net income in the third quarter totaled $1.8 million, or $0.11 per diluted share, compared to $2.5 million, or $0.13 per diluted share, in the prior year. Effective with its fiscal year 2006, the Company adopted the new accounting requirements of Statement of Financial Accounting Standards No. 123R (Revised 2004), “Share-Based Payment”, related to expensing stock-based compensation, which had the effect of reducing net income by $0.05 per diluted share in the third quarter of 2006.
Net cash provided by operating activities increased 21.7% to $30.3 million for the trailing twelve month period ended October 1, 2006, compared to $24.9 million for the trailing twelve month period ended October 2, 2005. Non-GAAP free cash flow increased 22.7% to $28.3 million for the trailing twelve month period ended October 1, 2006, compared to $23.1 million for the trailing twelve month period ended October 2, 2005.
“Our business model continues to demonstrate the ability to generate exceptional results, as reflected in our third quarter financial performance,” said Mark Vadon, Chief Executive Officer. “The growing appeal of the Blue Nile brand, along with our focused operational execution, helped drive strong revenue growth and robust earnings results. Our performance reflects the powerful combination of our unequaled consumer value proposition and our efficient cost structure.”
Mr. Vadon added, “Our category leadership positions us well as we head into the upcoming holiday season. We will continue to focus on delivering an exceptional experience to our customers. We are confident in our ability to execute on the significant long-term potential we believe the business has for future growth and profitability.”
Blue Nile repurchased 238,635 shares of its common stock during the quarter ended October 1, 2006 for $7.8 million. Since February 2005, the Company has repurchased 2,259,857 shares of its common stock, or 12.7% of shares outstanding.

Other Financial Highlights
•	Cash and marketable securities totaled $53.9 million at October 1, 2006.

•	Gross profit for the third quarter of 2006 was $10.4 million, compared to $9.2 million in the third quarter of 2005, an increase of 12.8%. Gross profit as a percentage of net sales was 19.6% in the third quarter of 2006 compared to 22.0% in the third quarter of 2005.

•	Stock-based compensation expense totaled $1.3 million in the third quarter of 2006, of which $1.2 million was incremental expense related to the adoption of SFAS 123R. Of the $1.3 million stock-based compensation expense recognized in the third quarter, $1.2 million was recognized as selling, general and administrative expense and $25,000 was included in cost of sales.

•	Selling, general and administrative expense for the third quarter of 2006 was $8.3 million, compared to $6.0 million in the third quarter of 2005. This increase reflects the Company’s increase in net sales, additional stock-based compensation expense due to the implementation of SFAS 123R, increased marketing expenses and increased payroll and related costs.

•	As a percentage of net sales, selling, general and administrative expenses were 15.5% in the third quarter, compared to 14.4% in the third quarter of 2005. Non-GAAP selling, general and administrative expenses as a percentage of net sales were 13.3% in the third quarter, compared to 14.4% in the third quarter of 2005.

•	The Company’s effective tax rate for the quarter was 35.6%.

•	Capital expenditures in the third quarter of 2006 totaled $508,000, compared to $399,000 in the third quarter of 2005.

Financial Guidance
The following forward-looking statements reflect Blue Nile’s expectations as of October 30, 2006. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.
Expectations for the full year 2006 (Year Ending December 31, 2006):
•	Net sales are expected to be between $249.0 million and $255.0 million.

•	Net income is expected to be in a range of $0.70 to $0.75 per diluted share. The estimated net income per diluted share includes the estimated impact of expensing stock options under SFAS 123R of approximately $0.16 to $0.17 per diluted share.

•	The effective tax rate for the fourth quarter of 2006 is expected to be approximately 35.5%.

•	Capital expenditures are expected to be in the range of $2.0 million to $2.2 million.
Effective with our fiscal year that began on January 2, 2006, the Company adopted the new accounting requirements related to expensing stock-based compensation in accordance with SFAS 123R. Stock-based compensation expense had a significant impact on our net income and earnings per diluted share in the first three quarters of 2006 and will continue to have a significant impact on our net income and diluted earnings per share in the future. Actual stock-based compensation expense in future periods may differ from the estimates noted above based on the timing and amount of options granted, the assumptions used in valuing these options and other factors.
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial performance, estimated stock-based compensation expense, anticipated effective tax rate, anticipated capital expenditures and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, our limited operating history, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarters ended April 2, 2006 and July 2, 2006 and our Annual Report on Form 10-K for the year ended January 1, 2006. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, which we expect to file with the Securities and Exchange Commission on or before November 10, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call
The Company will host a conference call to discuss its third quarter 2006 financial results on October 30, 2006 at 5:00 p.m. ET/2:00 p.m. PT. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP free cash flow, non-GAAP net income and non-GAAP selling, general and administrative expenses as a percentage of net sales as measures of certain components of financial performance. Blue Nile defines non-GAAP free cash flow as net cash provided by operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. Blue Nile defines non-GAAP net income as GAAP net income excluding SFAS 123R stock-based compensation expense and the related income tax effect. Blue Nile defines non-GAAP selling, general and administrative expenses as a percentage of net sales as GAAP selling, general and administrative expenses excluding SFAS 123R stock-based compensation expense divided by GAAP net sales. Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP free cash flow provides meaningful supplemental information regarding liquidity. Blue Nile believes that both management and investors benefit from referring to this non-GAAP measure in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP free cash flow calculation provides consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry.
A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by operating activities is as follows (in thousands):

	Twelve months	Twelve months
	ended	ended
	October 1, 2006	October 2, 2005
Net cash provided by operating activities	$30,329	$24,915
Purchases of fixed assets, including internal-use software and website development	(2,017)	(1,847)

Non-GAAP free cash flow	$28,312	$23,068

Effective January 2, 2006, the Company adopted the provisions of SFAS 123R using the modified prospective transition method for all stock options issued after becoming a public company. SFAS 123R requires measurement of compensation cost for all options granted at fair value on the date of grant and recognition of compensation expense over the service period for those options expected to vest. Options granted prior to March 11, 2004 (the date on which the Company was considered to be a public company for accounting purposes) have been accounted for using the prospective transition method, which requires that those options continue to be accounted for under APB 25. Prior period financial statements are not required to be revised to reflect these changes.
Prior to January 2, 2006, the Company accounted for its employee compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, or APB 25, and related interpretations including Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25.” Under APB 25, compensation expense was recognized for the difference between the fair value of our stock on the date of grant and the exercise price.
Blue Nile’s management believes that non-GAAP net income, defined as GAAP net income excluding the impact of recording stock-based compensation expense in accordance with SFAS 123R and the related tax effect, provides meaningful supplemental information regarding the Company’s operating performance and facilitates comparisons to prior periods. Management is providing the tables below because management believes they provide useful information to investors regarding the Company’s results of operations by separately identifying the impact of recording stock-based compensation expense in accordance with SFAS 123R.
The application of SFAS 123R had the following effect on reported amounts for the third quarter of 2006 relative to the amounts that would have been recorded under the recognition and measurement provisions of APB 25 (in thousands, except per share amounts):

	Quarter ended October 1, 2006
	Using previous
	accounting (APB 25)	SFAS 123R
	(non-GAAP)	adjustments	As reported
Net sales	$53,248	$—	$53,248
Cost of sales	42,794	23	42,817

Gross profit	10,454	(23)	10,431

Selling, general and administrative expenses	7,101	1,170	8,271

Operating income	3,353	(1,193)	2,160

Other income (expense), net:
Interest income	670	—	670
Other income	1	—	1

Total other income (expense), net	671	—	671

Income before income taxes	4,024	(1,193)	2,831
Income tax expense	1,431	(424)	1,007

Net income	$2,593	$(769)	$1,824

Basic net income per share	$0.16	$(0.05)	$0.11

Diluted net income per share	$0.16	$(0.05)	$0.11

Shares used for computation:
Basic	16,014	—	16,014
Diluted	16,713	(43)	16,670

The application of SFAS 123R had the following effect on reported amounts for the year to date ended October 1, 2006 relative to the amounts that would have been recorded under the recognition and measurement provisions of APB 25 (in thousands, except per share amounts):

	Year to date ended October 1, 2006
	Using previous
	accounting (APB 25)	SFAS 123R
	(non-GAAP)	adjustments	As reported
Net sales	$160,858	$—	$160,858
Cost of sales	128,660	50	128,710

Gross profit	32,198	(50)	32,148

Selling, general and administrative expenses	20,875	2,846	23,721

Operating income	11,323	(2,896)	8,427

Other income (expense), net:
Interest income	2,536	—	2,536
Other income	101	—	101

Total other income (expense), net	2,637	—	2,637

Income before income taxes	13,960	(2,896)	11,064
Income tax expense	4,781	(1,028)	3,753

Net income	$9,179	$(1,868)	$7,311

Basic net income per share	$0.55	$(0.11)	$0.44

Diluted net income per share	$0.52	$(0.10)	$0.42

Shares used for computation:
Basic	16,747	—	16,747
Diluted	17,537	(48)	17,489

Blue Nile’s management believes that non-GAAP selling, general and administrative expenses as a percentage of net sales, defined as GAAP selling, general and administrative expenses excluding SFAS 123R stock-based compensation expense divided by GAAP net sales provides meaningful supplemental information regarding the Company’s operating performance and facilitates comparisons to prior periods.
The schedule below reflects the calculation of non-GAAP selling, general and administrative expenses as a percentage of net sales. This schedule also provides a reconciliation of non-GAAP selling, general and administrative expenses to the comparable GAAP measure of selling, general and administrative expenses as reported in our consolidated statement of operations (in thousands):

	Quarter ended		Year to date ended
	October 1, 2006	October 2, 2005	October 1, 2006	October 2, 2005
Net sales	$53,248	$41,996	$160,858	$129,938

Selling, general and administrative expenses	8,271	6,049	23,721	18,356
Less: SFAS 123R stock-based compensation	(1,170)	—	(2,846)	—

Non-GAAP selling, general and administrative expenses	$7,101	$6,049	$20,875	$18,356

Selling, general and administrative expenses as a percentage of net sales	15.5%	14.4%	14.7%	14.1%

Non-GAAP selling, general and administrative expenses as a percentage of net sales	13.3%	14.4%	13.0%	14.1%
About Blue Nile, Inc.
Founded in 1999, Blue Nile is the leading online retailer of diamonds and fine jewelry. It has built a well respected brand by providing consumers with a better way to buy diamonds and fine jewelry. Blue Nile has established some of the highest quality standards in the industry and provides consumers with in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Blue Nile websites showcase thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq National Market under the symbol NILE.

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	October 1,	January 1,
	2006	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,009	$71,921
Restricted cash	119	119
Marketable securities	29,789	42,748

Total cash and marketable securities	53,917	114,788
Trade accounts receivable	850	1,567
Other accounts receivable	127	310
Inventories	12,675	11,764
Deferred income taxes	940	3,223
Prepaids and other current assets	834	844

Total current assets	69,343	132,496
Property and equipment, net	3,586	3,261
Intangible assets, net	328	352
Deferred income taxes	1,953	1,819
Other assets	93	77

Total assets	$75,303	$138,005

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$29,845	$50,157
Accrued liabilities	3,918	5,262
Current portion of deferred rent	198	208

Total current liabilities	33,961	55,627
Deferred rent, less current portion	722	863
Commitments and contingencies
Stockholders’ equity:
Common stock	19	19
Additional paid-in capital	112,091	106,341
Deferred compensation	(252)	(480)
Accumulated other comprehensive income	5	5
Retained earnings (accumulated deficit)	949	(6,362)
Treasury stock	(72,192)	(18,008)

Total stockholders’ equity	40,620	81,515

Total liabilities and stockholders’ equity	$75,303	$138,005

Note: The balance sheet at January 1, 2006 has been derived from the audited financial statements at that date.

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended		Year to date ended
	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005
Net sales	$53,248	$41,996	$160,858	$129,938
Cost of sales	42,817	32,751	128,710	101,016

Gross profit	10,431	9,245	32,148	28,922

Selling, general and administrative expenses	8,271	6,049	23,721	18,356

Operating income	2,160	3,196	8,427	10,566

Other income (expense), net:
Interest income	670	663	2,536	1,723
Other income	1	—	101	—

Total other income (expense), net	671	663	2,637	1,723

Income before income taxes	2,831	3,859	11,064	12,289
Income tax expense	1,007	1,390	3,753	4,425

Net income	$1,824	$2,469	$7,311	$7,864

Basic net income per share	$0.11	$0.14	$0.44	$0.45

Diluted net income per share	$0.11	$0.13	$0.42	$0.42

Shares used for computation (in thousands):
Basic	16,014	17,500	16,747	17,626
Diluted	16,670	18,540	17,489	18,657

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Year to date ended
	October 1,	October 2,
	2006	2005
Operating activities:
Net income	$7,311	$7,864
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,441	1,269
Loss on disposal of fixed assets	4	9
Stock-based compensation	3,155	258
Deferred income taxes	2,222	3,451
Tax benefit from exercise of stock options	1,007	730
Excess tax benefit from exercise of stock options	(44)	—
Changes in assets and liabilities:
Receivables, net	900	(578)
Inventories	(912)	798
Prepaid expenses and other assets	(5)	11
Accounts payable	(20,312)	(17,237)
Accrued liabilities	(1,378)	(2,250)
Deferred rent	(151)	(144)

Net cash used in operating activities	(6,762)	(5,819)

Investing activities:
Purchases of property and equipment	(1,690)	(745)
Proceeds from the sale of property and equipment	1	8
Purchases of marketable securities	(55,042)	(113,900)
Proceeds from the maturity of marketable securities	68,000	109,000
Transfers of restricted cash	—	(118)

Net cash provided by (used in) investing activities	11,269	(5,755)

Financing activities:
Repurchase of common stock	(54,148)	(13,947)
Proceeds from stock option exercises	1,685	228
Excess tax benefit from exercise of stock options	44	—

Net cash used in financing activities	(52,419)	(13,719)

Net decrease in cash and cash equivalents	(47,912)	(25,293)

Cash and cash equivalents, beginning of period	71,921	59,499

Cash and cash equivalents, end of period	$24,009	$34,206